SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2003

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio

45202

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

ITEM 4. CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

The Audit Committee of the board of directors of Games, Inc. (“Games”) annually considers the selection of Games’ independent public accountants.  As such, Games’ Audit Committee, on May 8, 2003, decided to do a request for proposal for audit services specifically to find an independent public accountant that would be located geographically closer to Games corporate office. Games auditors King Griffin & Adamson P.C. have declined to participate and have given Games their resignation as Games’ independent public accountants effective May 14, 2003.

The Audit Committee made the determination as part of its responsibility under the Sarbanes-Oxley Act of 2002 and related regulations adopted and proposed by the SEC and the New York Stock Exchange, which formally charge audit committees of public companies with the responsibility of evaluating, retaining and discharging a company’s independent auditor.

The report issued by King Griffin & Adamson P.C. on the financial statements for the past fiscal year of the Registrant did not contain an adverse opinion nor a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. The report issued by King Griffin & Adamson P.C. on the financial statements for the most recent fiscal year of the Registrant was modified to include an explanatory paragraph describing conditions that raised substantial doubt about the Registrant’s ability to continue as a going concern.

During Games’ fiscal year ended June 30, 2002 and through the date of this Form 8-K, there were no disagreements with King Griffin & Adamson P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

The Registrant has requested that King Griffin & Adamson P.C. furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated May 16, 2003, is filed as Exhibit 16 to this Form 8-K.

Games, Inc. is seeking to engage a new principal accountant.

ITEM 9. REGULATION FD DISCLOSURE.

Games, Inc. today announced that it has hired Myles S. Cairns to serve as the Company's Senior Vice President and Chief Financial Officer. Mr. Cairns has been working with Games on a consulting basis for the past several months.

He was most recently the President and Chief Financial Officer of eCallCENTRAL, Inc. Prior to eCall he was Senior Vice President of Accounting and Administration at Corporex Companies, Inc. He previously spent 15 years at The Loewen Group, Inc. in various senior management positions in finance and operations, his most recent position with the Loewen organization was the Chief Financial Officer, Secretary, and Treasurer of Prime Succession, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Games, Inc.

Date: May 16, 2003	By: /s/ Roger W. Ach, II
Roger W. Ach, II
President